EXHIBIT 5.1
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                        [Meritz & Muenz LLP. letterhead]
                                 April 19, 2006

Board of Directors
Trey Resources, Inc.
5 Regent Street, Suite 520
Livingston, New Jersey 07039

Gentlemen:

You have requested our opinion, as counsel for Trey Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the registration of 51 million shares (the "Registered Shares") of Class A Common Stock, $.00001 par value per share (the "Common Stock") regarding 25,500,000 of the Registered Shares that have been or will be issued pursuant to Amended and Restated Trey Resources, Inc. 2004 Directors' and Officers' Stock Incentive Plan, as amended, and 25,500,000 of the Registered Shares that have been or will be issued pursuant to Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan, as amended.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the Registered Shares, when issued, delivered, and paid for, will be fully paid, validly issued and non-assessable pursuant to applicable Delaware law and the regulations promulgated by the Securities and Exchange Commission under the Act, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Respectfully yours,

                                       Meritz & Muenz LLP.


                                       By: /s/Lawrence A. Muenz
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                                           Lawrence A. Muenz
                                           Partner